UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
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UnitedHealth Group Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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UnitedHealth Group Incorporated Supplemental Proxy Materials
For the Annual Meeting of Shareholders on June 5, 2023
May 25, 2023
Deliver to: Starlar Burns
Lead Analyst
Glass Lewis
Dear Mr. Burns,
We are writing to ask Glass Lewis to correct a substantial and serious mistake in its recent report on UnitedHealth Group.
In the analysis of Proposal 7, a shareholder proposal regarding “Ratification of Termination Pay,” the first bullet point of the Glass Lewis rationale reads:
Above a 2.99 threshold, based on the executive’s average annual compensation for the most recent five years, the company can no longer deduct severance payments as an expense, and thus shareholders are deprived of a valuable benefit without an offsetting incentive to the executive; [emphasis added]
This statement is not correct because UnitedHealth Group and other health insurers are subject to an annual $500,000 tax deduction limit per person under Section 162(m)(6) of the Internal Revenue Code, as previously disclosed in the proxy statement.
This means, of course, that the lower deductibility threshold would be crossed for benefits well under 2.99x total compensation for many situations, including disability. Making tax savings the rationale is unwarranted because it simply is not relevant for companies like ours.
We are, of course, always interested in hearing shareholder perspectives on our compensation practices, including separation benefits. In this instance, however, this proposal is detrimental to the business and based on an inaccurate assessment.
In light of these factors, we respectfully request that you reconsider your position and change your recommendation to vote against the proposal.
Sincerely,
/s/        Rupert M. Bondy